Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endava plc:

We consent to the use of our report dated 11 October 2018, with respect to the consolidated balance sheets of Endava plc as of 30 June 2018 and 2017, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended 30 June 2018 and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom
December 7, 2018